FOR IMMEDIATE RELEASE
October 22, 2015
WashingtonFirst Bankshares, Inc. Reports 28% Increase in Earnings for the First Nine Months of 2015
RESTON, VA - Today WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the "Company"), the parent company of WashingtonFirst Bank (the "Bank"), announced its consolidated earnings for the third quarter ended September 30, 2015. For the three months ended September 30, 2015, the Company reported unaudited consolidated net income available to common shareholders of $3.1 million compared to $2.8 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, the Company earned net income of $8.6 million compared to $6.7 million for the nine months ended September 30, 2014, an increase of 28 percent. The growth in earnings is primarily the result of continued organic growth and the impact of the acquisition of 1st Portfolio Holding Corporation in July 2015. The Company incurred pre-tax merger expenses of $0.6 million in connection with the acquisition, which impacted earnings.
Shaza Andersen, President & CEO of the Company, said "Overall, this was our best quarter ever. We grew our loan portfolio by $75.9 million. We successfully closed the acquisition of 1st Portfolio, with its mortgage and wealth management businesses. Although quarterly results include only two months' of 1st Portfolio's performance, the businesses are exceeding our earnings expectations. Asset quality remains strong, with non-performing assets to total assets dropping to 0.78 percent at September 30, 2015, from 0.84 percent at December 31, 2014. We continue to share our success with the Company's stockholders by declaring our 8th consecutive quarterly cash dividend of $0.05 per share. Throughout all of this activity, we have continued to grow our presence and our relationships in the community. Additionally, we are very excited about our two new branches expected to open in the first quarter of next year - Old Town Alexandria and Potomac."

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Performance Ratios:
Return on average assets (1)	0.83%	0.87%	0.81%	0.74%
Return on average shareholders' equity (1)	8.41%	9.93%	8.31%	8.20%
Return on average common equity (1)	9.57%	11.35%	8.85%	9.49%
Yield on average interest-earning assets (1)	4.37%	4.48%	4.35%	4.42%
Rate on average interest-earning liabilities (1)	0.87%	0.84%	0.87%	0.82%
Net interest spread (1)	3.50%	3.64%	3.48%	3.60%
Net interest margin (1)	3.76%	3.88%	3.74%	3.84%
Efficiency ratio	65.73%	64.93%	63.29%	67.04%
Per Share Data:
Basic earnings per common share (2)	$0.31	$0.34	$0.88	$0.83
Fully diluted earnings per common share (2)	$0.31	$0.33	$0.87	$0.81
Weighted average basic shares outstanding (2)	10,218,290	8,118,122	9,797,340	8,085,517
Weighted average diluted shares outstanding (2)	10,406,760	8,346,793	9,970,041	8,310,592
(1) Annualized.
(2) Retroactively adjusted for the nine months ended September 30, 2014 to reflect the effect of all stock dividends.

Balance Sheet and Capital
As of September 30, 2015, the Company reported total assets of $1.6 billion, compared to $1.3 billion as of December 31, 2014. Total loans held for investment, net of allowance, increased $188.9 million from $1.1 billion as of December 31, 2014 to $1.2 billion as of September 30, 2015. Over that same period, total deposits increased $223.9 million.
Total shareholders’ equity increased $20.1 million from $134.5 million to $154.6 million. Several factors contributed to this increase. The Company issued $15.6 million worth of common stock in connection with the acquisition of 1st Portfolio Holding Corporation. Retained earnings added $8.7 million, and the exercise of stock options generated $0.3 million. These increases were partially offset by the Company's redemption of $4.4 million of its outstanding SBLF preferred stock in the first quarter and the payment of $1.5 million in cash dividends during the first nine months of 2015.
The capital ratios below for September 30, 2015 have been modified in accordance with Basel III guidelines, which - in addition to the SBLF preferred stock redemption described above - contributed to the overall decrease in risk-based capital ratios. The Company remains "well-capitalized" under the new guidelines. The Company has elected to opt out of including other comprehensive income (loss) in the calculation of regulatory capital under the new Basel III guidelines.

	September 30, 2015	December 31, 2014
Capital Ratios:
Total risk-based capital ratio	11.76%	13.20%
Tier 1 risk-based capital ratio	10.73%	12.14%
Common Equity Tier 1 risk-based capital ratio	9.66%	n/a
Tier 1 leverage ratio	9.66%	10.23%
Tangible common equity to tangible assets	8.34%	8.60%
Per Share Capital Data:
Book value per common share	$13.85	$12.67
Tangible book value per common share	$12.57	$11.95
Common shares outstanding	10,518,601	9,565,637
Asset Quality
The Company reported a total of $12.5 million in non-performing assets as of September 30, 2015, compared to $11.2 million as of December 31, 2014. The $1.3 million increase is attributable to one real estate loan that became non-accrual during the quarter. As a percentage of total assets, however, non-performing assets have declined from 0.84 percent as of December 31, 2014 to 0.78 percent as of September 30, 2015. The Company reported net recoveries of $22,000 for the three months ended September 30, 2015, and net charge-offs of $0.2 million for the nine months ended September 30, 2015, compared to net charge-offs of $0.3 million and $1.8 million for the three and nine months ended September 30, 2014, respectively.

	September 30, 2015	December 31, 2014
	(dollars in thousands)
Non-accrual loans	$8,379	$8,694
90+ days still accruing	73	—
Trouble debt restructurings still accruing	3,959	2,151
Other real estate owned	109	361
Total non-performing assets	$12,520	$11,206

Allowance for loan losses to loans held for investment	0.92%	0.87%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.31%	1.46%
Allowance for loan losses to non-accrual loans	138.12%	106.48%
Allowance for loan losses to non-performing assets	92.44%	82.61%
Non-performing assets to total assets	0.78%	0.84%

In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the non-GAAP adjusted allowance for loan losses to non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.31 percent as of September 30, 2015 compared to 1.46 percent as of December 31, 2014. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of September 30, 2015 and December 31, 2014:

Reconciliation of GAAP Allowance Ratio to Non-GAAP Allowance Ratio
	September 30, 2015	December 31, 2014
	(dollars in thousands)
GAAP allowance for loan losses	$11,573	$9,257
GAAP loans held for investment, at amortized cost	1,256,114	1,065,058

GAAP allowance for loan losses to total loans	0.92%	0.87%

GAAP allowance for loan losses	$11,573	$9,257
Plus: Credit purchase accounting marks	4,965	6,336
Non-GAAP adjusted allowance for loan losses	$16,538	$15,593

GAAP loans held for investment, at amortized cost	$1,256,114	$1,065,058
Plus: Credit purchase accounting marks	4,965	6,336
Non-GAAP loans held for investment, at amortized cost	$1,261,079	$1,071,394

Non-GAAP adjusted allowance for loan losses to total loans	1.31%	1.46%

About The Company
WashingtonFirst Bankshares, Inc., headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 17 full-service banking offices throughout the Washington, DC, metropolitan area. In addition, the Company provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through the Bank's subsidiary, 1st Portfolio Lending Corporation.   The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index.  For more information about the Company, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated March 18, 2015 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares, Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,973	$3,396
Federal funds sold	60,092	46,876
Interest bearing balances	—	12,034
Cash and cash equivalents	64,065	62,306
Investment securities, available-for-sale, at fair value	201,150	166,508
Restricted stocks	5,694	5,225
Loans held for sale, at lower of cost or fair value	28,495	1,068
Loans held for investment:
Loans held for investment, at amortized cost	1,256,303	1,065,058
Allowance for loan losses	(11,573)	(9,257)
Total loans held for investment, net of allowance	1,244,730	1,055,801
Premises and equipment, net	7,044	6,198
Goodwill	11,450	6,240
Identifiable intangibles	1,955	654
Deferred tax asset	10,542	9,586
Accrued interest receivable	4,283	3,852
Other real estate owned	109	361
Bank-owned life insurance	13,428	13,147
Other assets	5,944	4,364
Total Assets	$1,598,889	$1,335,310
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$356,270	$278,051
Interest bearing deposits	953,715	808,012
Total deposits	1,309,985	1,086,063
Other borrowings	8,407	8,237
FHLB advances	99,952	86,047
Long-term borrowings	10,156	10,027
Deferred tax liability	3,696	1,920
Accrued interest payable	706	548
Other liabilities	11,428	7,930
Total Liabilities	1,444,330	1,200,772
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 8,898 and 13,347 shares issued and outstanding, respectively, 1% dividend	44	67
Additional paid-in capital - preferred	8,854	13,280
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 8,700,759 and 7,747,795 shares issued and outstanding, respectively	86	77
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,817,842 shares issued and outstanding, respectively	18	18
Additional paid-in capital - common	129,258	112,887
Accumulated earnings	14,931	7,775
Accumulated other comprehensive income related to available-for-sale securities	1,368	434
Total Shareholders' Equity	154,559	134,538
Total Liabilities and Shareholders' Equity	$1,598,889	$1,335,310

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$15,504	$13,464	$43,258	$37,658
Interest and dividends on investments:
Taxable	832	727	2,334	2,122
Tax-exempt	15	26	51	112
Dividends on other equity securities	69	36	186	106
Interest on Federal funds sold and other short-term investments	42	89	195	249
Total interest and dividend income	16,462	14,342	46,024	40,247
Interest expense:
Interest on deposits	1,653	1,412	4,622	4,015
Interest on borrowings	647	466	1,762	1,242
Total interest expense	2,300	1,878	6,384	5,257
Net interest income	14,162	12,464	39,640	34,990
Provision for loan losses	925	900	2,475	2,205
Net interest income after provision for loan losses	13,237	11,564	37,165	32,785
Non-interest income:
Service charges on deposit accounts	106	120	337	352
Earnings on bank-owned life insurance	92	98	281	266
Gain on sale of other real estate owned, net	14	—	131	69
Gain on sale of loans, net	2,017	168	2,183	241
Mortgage banking activities	289	—	289	—
Wealth management income	268	—	268	—
(Loss)/gain on sale of available-for-sale investment securities, net	(12)	22	10	166
Other operating income	148	143	586	425
Total non-interest income	2,922	551	4,085	1,519
Non-interest expense:
Compensation and employee benefits	6,803	4,793	15,506	13,390
Premises and equipment	1,641	1,417	4,630	4,342
Data processing	879	774	2,615	2,174
Professional fees	260	355	923	1,090
Merger expenses	313	—	554	186
Mortgage loan processing expenses	109	—	109	—
Other operating expenses	1,224	1,112	3,338	3,295
Total non-interest expense	11,229	8,451	27,675	24,477
Income before provision for income taxes	4,930	3,664	13,575	9,827
Provision for income taxes	1,774	833	4,862	2,958
Net income	3,156	2,831	8,713	6,869
Preferred stock dividends	(22)	(39)	(73)	(128)
Net income available to common shareholders	$3,134	$2,792	$8,640	$6,741

Earnings per common share:
Basic earnings per common share (1)	$0.31	$0.34	$0.88	$0.83
Diluted earnings per common share (1)	$0.31	$0.33	$0.87	$0.81
(1) Retroactively adjusted to reflect the effect of all stock dividends.